Exhibit 99.1

SELECT INTERIOR CONCEPTS ANNOUNCES 2018 THIRD QUARTER FINANCIAL RESULTS

Anaheim, California – November 13, 2018 – Select Interior Concepts, Inc. (NASDAQ: SIC), a diversified building products and services company focused on home interior products, today announced its financial results for the third quarter ended September 30, 2018.

THIRD QUARTER 2018 FINANCIAL HIGHLIGHTS

•	Consolidated Net Sales increased 34.9% to $127.6 million, including organic sales growth of 9.3%
•	Gross Profit grew 29.7% to $36.5 million
•	Net income of $0.8 million, compared to net income of $2.8 million for the third quarter 2017
•	Adjusted EBITDA increased 14.4% to $15.1 million
•	Acquired Tuscany Collection, a distributor of natural stone, quartz and tile in Nevada, with approximately $6.0 million in annualized sales
•

Acquired Summit Stoneworks, LLC., a designer and installer of primarily countertops and flooring for residential and commercial applications in central Texas, with approximately $17.0 million in annualized sales

•	In August 2018, became a publicly traded company and listed on the Nasdaq Capital Market

YEAR-TO-DATE 2018 FINANCIAL HIGHLIGHTS

•	Consolidated Net Sales increased 41.2% to $356.8 million, including organic sales growth of 9.6%
•	Gross Profit grew 31.6% to $98.8 million
•	Net loss was $0.6 million, compared to net income of $3.6 million for the first nine months of 2017
•	Adjusted EBITDA increased 19.6% to $39.6 million
•	Completed four acquisitions with combined annualized sales of $57.0 million

Tyrone Johnson, Chief Executive Officer of Select Interior Concepts, stated, “Third quarter marked a continuation of organic growth in both our installation and distribution businesses. Demand in our core markets during the third quarter was firm despite tightening housing affordability in certain markets.  Our volume/price/mix gains are offsetting the industry-wide impact of higher product and labor costs. Excluding acquisitions, gross margin improved year over year while Adjusted EBITDA as a percent of sales was impacted by public company transition costs and investments to support growth. As a leading designer, installer and distributor of in-demand, interior products, we believe our business model is resilient, and we will continue to make investments to support what we believe are significant growth opportunities.”

Mr. Johnson continued, “Acquisitions completed in the past year are poised to contribute positively to results as we ramp up cross-selling efforts to new customers. In the third quarter, we acquired two attractive businesses that fit directly within our strategy to diversify geographic, channel and product reach.  Our third quarter progress builds on exceptional momentum over the past year with trailing twelve-month proforma net sales, including acquisitions, at approximately $500 million, putting us on solid footing going into 2019. With our scalable platform and access to capital resources, we expect to continue consolidating the fragmented industries we serve while further solidifying the premier market positions of our above-industry margin business.”

RESULTS FOR THE THIRD QUARTER OF 2018

Net sales for the third quarter of 2018 increased 34.9% to $127.6 million, compared to net sales of $94.6 million for the third quarter of 2017.  Residential Design Services (“RDS”) segment sales increased 32.7% and Architectural Surfaces Group (“ASG”) segment sales increased 37.6%, compared to the prior year quarter. Excluding acquisitions, total organic net sales increased 9.3%, driven by stronger volume and price/mix in both the RDS and ASG segments.

Gross profit increased 29.7% to $36.5 million, compared to $28.1 million for the prior year quarter.  The increase in gross profit was due to higher net sales, partially offset by higher product costs.  Gross margin was 28.6%, compared to 29.7% for the prior year quarter, primarily due to opportunistic acquisitions in the ASG segment at slightly lower gross margins and higher depreciation in cost of goods sold.

Operating expenses were $32.5 million, or 25.5% of net sales, compared to $21.0 million, or 22.2% of net sales, for the prior year quarter.  The increase in operating expense as a percent of net sales was primarily due to higher expenses from acquired businesses, including one-time, nonrecurring costs for completed acquisitions, the opening of new branch locations, investments in the Company’s public company infrastructure, and higher depreciation.

The Company reported net income of $0.8 million, and basic and diluted earnings per share of $0.03, compared to net income of $2.8 million in the prior year quarter.  For the three months ended September 30, 2017 no shares for Select Interior Concepts common stock were outstanding, and therefore earnings per share is not available.  For the three months ended September 30, 2018 the Company had 25,640,433 weighted average basic shares of Class A common stock outstanding and 26,611,500 weighted average diluted shares of Class A common stock outstanding.

Adjusted EBITDA increased 14.4% to $15.1 million, compared to Adjusted EBITDA of $13.2 million for the prior year quarter.  Adjusted EBITDA as a percent of net sales was 11.8%, compared to 14.0% for the prior year quarter, primarily attributable to the factors discussed in gross margin and operating expenses as a percent of sales.

As of September 30, 2018, the Company had unrestricted cash on hand of $3.9 million and borrowing capacity under its revolving credit facility of $34.9 million.

RESULTS FOR THE FIRST NINE MONTHS OF 2018

Net sales for the first nine months of 2018 increased 41.2% to $356.8 million, compared to net sales of $252.7 million for the first nine months of 2017. RDS segment sales increased 40.4%, and ASG segment sales increased 42.2%, compared to the prior year quarter.  The increase in net sales was primarily due to 9.6% organic growth plus the impact of acquisitions in both the RDS and ASG segments.

Gross profit increased 31.6% to $98.8 million year to date, compared to $75.1 million for the prior year period, driven by higher net sales.  Gross profit as a percentage of net sales was 27.7%, compared to 29.7% for the prior year period, primarily due to opportunistic acquisitions in the ASG segment at slightly lower gross margins than the base business and higher depreciation in cost of goods sold. Favorable volume/price/mix are offsetting the impact of inflation in products and labor costs.

Operating expenses were $90.3 million, or 25.3% of net sales, compared to $60.2 million, or 23.8% of net sales, for the prior year period.  The increase in operating expenses as a percent of net sales was primarily due to higher expenses from acquired businesses, including one-time nonrecurring costs for completed acquisitions, the opening of new branch locations, investments to support the Company’s transition to a public company and higher depreciation.

The Company reported a net loss of $0.6 million, or a loss of $0.03 per basic and diluted share, compared to a net profit of $3.6 million for the prior year period.  For the nine months ended September 30, 2017 no shares for Select Interior Concepts common stock were outstanding, and therefore earnings per share is not available.

Adjusted EBITDA grew 19.6% to $39.6 million, or 11.1% of net sales, compared to Adjusted EBITDA of $33.1 million, or 13.1% of net sales, for the prior year period.

THIRD QUARTER 2018 FINANCIAL RESULTS CONFERENCE CALL DETAILS

The Company will host a conference call today at 9:00AM EDT to discuss results for the third quarter of 2018. To participate in the Conference Call, dial 1-844-892-6600 from the United States, and international callers may dial 1-210-874-7847, approximately 15 minutes before the call.  A webcast and presentation will also be available under the Investor Relations section at http://www.selectinteriorconcepts.com.

A replay of the call will be available for 15 days on the Company's website approximately 4 hours after the completion of the call.

About Select Interior Concepts

Select Interior Concepts is a diversified building products and services company focused on interior products.  It has two operating subsidiaries and segments doing business as Residential Design Services and Architectural Surfaces Group, with an overall focus of offering a broad range of design-oriented products including flooring, countertops, cabinets, and other highly desirable and customizable high-end interior products.  For more information, visit http://www.selectinteriorconcepts.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.  Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue,” and other forms of these words or similar words or expressions or the negatives thereof.  Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events.  Forward-looking statements are subject to risks, uncertainties, and other factors that may cause the Company’s actual results, level of activity, performance or achievement to be materially different from the results or plans expressed or implied by such forward-looking statements.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at or by which such performance or results will be achieved.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures

Management believes the non-GAAP financial measures discussed in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations.  This non-GAAP financial information is provided as additional information for investors, is not in accordance with or an alternative to GAAP, and should not be used as a substitute for the Company’s operating results presented in accordance with GAAP. These non-GAAP measures may be different from similar measures used by other companies.  Please see the reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP, located after the financial statements in this press release.

Contacts:

Investor Relations:

Marlon Nurse, D.M. | Senior Vice President

Porter, LeVay & Rose, Inc.

SIC@plrinvest.com

Select Interior Concepts, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)
ASSETS	September 30, 2018	December 31, 2017

Cash and cash equivalents	$3,891	$2,547
Restricted cash	3,000	3,000
Accounts receivable, net	56,375	45,284
Inventories	117,364	87,629
Prepaid expenses and other current assets	2,958	2,625
Income taxes receivables	4,228	1,520
Total current assets	187,816	142,605
Property and equipment, net	18,619	13,226
Deferred tax assets, net	12,668	11,569
Goodwill	76,076	66,326
Customer relationships, net	66,605	68,125
Intangibles assets, net	16,843	14,138
Other assets	1,549	4,257
Total assets	$380,176	$320,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$40,659	$38,491
Accrued expenses and other current liabilities	30,983	19,840
Customer deposits	10,122	5,320
Current portion of long-term debt, net	1,386	1,449
Current portion of capital leases	497	229
Total current liabilities	83,647	65,329
Long-term debt, net of current portion and financing fees	100,190	86,897
Long-term capital leases	1,594	664
Line of Credit	44,170	19,269
Total Liabilities	229,601	172,159
Class A common stock	256	217
Class B common stock	-	39
Additional paid in capital	156,650	153,520
Accumulated deficit	(6,331)	(5,689)
Total stockholders' equity	150,575	148,087
Total liabilities and stockholders' equity	$380,176	$320,246

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share data)	2018	2017	2018	2017

Revenues, net	$127,553	$94,605	$356,801	$252,690
Cost of revenues	91,083	66,490	257,975	177,594
Gross profit	36,470	28,115	98,826	75,096
Operating expenses
General and administrative	25,192	15,431	71,214	45,981
Selling and marketing	7,274	5,555	19,047	14,237
	32,466	20,986	90,261	60,218
Income from operations	4,004	7,129	8,565	14,878
Other expense
Interest expense	2,881	3,667	8,161	9,397
Loss on extinguishment of debt	-	-	42	748
Other expense, net	412	105	1,584	423
Total other expense, net	3,293	3,772	9,787	10,568
(Loss) income before provision for income taxes	711	3,357	(1,222)	4,310
Provision (benefit) for income taxes	(42)	545	(580)	687
Net (loss) income	$753	$2,812	$(642)	$3,623
Net income attributable to predecessor	$-	$2,812	$-	$3,623
Net income (loss) attributable to Select Interior Concepts, Inc.	$753	$-	$(642)	$-

Earnings (loss) per common share
Basic Class A common stock	$0.03	$-	$(0.03)	$-
Diluted Class A common stock	$0.03	$-	$(0.03)	$-
Weighted average shares outstanding
Basic Class A common stock	25,640,433	-	25,623,322	-
Diluted Class A common stock	26,611,500	-	25,623,322	-

Select Interior Concepts, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2018	2017
Operating Activities
Net cash provided by (used in) operating activities	2,759	(546)
Purchase of property and equipment, net	(7,061)	(2,521)
Acquisitions	(32,252)	(88,000)
Net cash used in investing activities	(39,313)	(90,521)
Distributions	-	(35,067)
Contributions	-	30
Proceeds on line of credit, net	25,362	30,766
Proceeds from Term Loan	14,250	116,500
Principal payments on Term Loan	(788)	(21,376)
Proceeds from employee stock purchase	543	-
Deferred debt issuance costs	(517)	(2,826)
Payments on notes payable	(952)	(768)
Net cash provided by financing activities	37,898	87,259
Net increase (decrease) in cash	1,344	(3,808)
Cash and restricted cash, beginning of period	5,547	4,727
Cash and restricted cash, end of period	6,891	919

Select Interior Concepts, Inc.

Segment Information

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue by Business Segment:	2018	2017	2018	2017
Residential Design Services	$68,172	$51,445	$193,589	$137,905
Architectural Surfaces Group	59,964	43,565	164,525	115,699
Eliminations	(583)	(405)	(1,313)	(914)
Total net revenues	$127,553	$94,605	$356,801	$252,690

Reconciliation of Non-GAAP Measures

Select Interior Concepts, Inc.

Adjusted EBITDA

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of net income to Adj. EBITDA	2018	2017	2018	2017

Consolidated net (loss) income	$753	$2,812	$(642)	$3,623
Income tax (benefit) expense	(42)	545	(580)	687
Interest expense	2,881	3,667	8,203	10,145
Depreciation and amortization	5,108	3,830	14,777	10,381
EBITDA	8,700	10,854	21,758	24,836

Consulting fees to Trive Capital	-	409	-	925
Share based and transaction incentive compensation	1,254	-	4,935	381
Nonrecurring Costs	5,116	1,945	12,872	6,981
Adjusted EBITDA	15,070	13,208	39,565	33,123

elect Interior Concepts, Inc.    For the Three Months Ended September 30,   (in thousands)   2018     2017   Consolidated net income   $ 753     $ 2,812   Income tax (benefit) expense     (42)     545   Interest expense     2,881       3,667   Depreciation and amortization     5,108       3,830   EBITDA     8,700       10,854                     Consulting Fees to Trive Capital     —       409   Share Based and Transaction Incentive Compensation     1,254       —   Nonrecurring Costs     5,116       1,945   Adjusted EBITDA   $ 15,070     $ 13,208   For the Nine Months Ended September 30, 2018     2017 $ (642)   $ 3,623   (580)     687   8,203       10,145   14,777       10,381   21,758       24,836               —       925   4,935       381   12,872       6,981 $ 39,565     $ 33,123

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization.

Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company.  Adjusted EBITDA is a non-GAAP financial measure used by us as supplemental measure in evaluating our operating performance.